Exhibit 5.2

[•], 2021

BrightSpring Health Services, Inc.

805 N. Whittington Parkway

Louisville, Kentucky 40222

Ladies and Gentlemen:

We have acted as counsel to BrightSpring Health Services, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-260334) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of an aggregate of [•] tangible equity units (together with any additional tangible equity units that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Units”), each initially consisting of (i) a prepaid stock purchase contract (each a “Purchase Contract,” and collectively, the “Purchase Contracts”) issued by the Company that shall be settled by the Company against delivery of a number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) to be determined pursuant to the Purchase Contract Agreement (as defined below) and (ii) a senior amortizing note (each, an “Amortizing Note,” and collectively, the “Amortizing Notes”) issued by the Company.

We have examined the Registration Statement; a form of the Second Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”), which has been filed with the Commission as an exhibit to the Registration Statement; a form of the Purchase

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Contract Agreement (the “Purchase Contract Agreement”), by and among the Company, U.S. Bank N.A., as purchase contract agent (the “Purchase Contract Agent”), U.S. Bank N.A., as attorney-in-fact for the holders of the Purchase Contracts from time to time (the “Holders”), and U.S. Bank N.A., as Trustee (as defined below) under the Indenture (as defined below), which has been filed with the Commission as an exhibit to the Registration Statement; a form of the global certificate representing the Units; a form of the registered certificate representing the Purchase Contracts initially annexed to the Units; a form of the registered certificate representing the Amortizing Notes initially annexed to the Units; and a form of the Indenture (the “Base Indenture”), between the Company and U.S. Bank N.A., as trustee (the “Trustee”), which has been filed with the Commission as an exhibit to the Registration Statement, as supplemented by a form of the First Supplemental Indenture (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee, which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

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In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Amended Charter is filed with the Secretary of State for the State of Delaware in the form filed with the Commission as an exhibit to the Registration Statement prior to the issuance of any shares of Common Stock issuable pursuant to the Purchase Contract Agreement and the Purchase Contracts. We also have assumed that upon the due execution of the Indenture that the Indenture will be the valid and legally binding obligation of the Trustee, and that upon the due execution of the Purchase Contract Agreement that the Purchase Contract Agreement will be the valid and legally binding obligation of the Purchase Contract Agent and the Trustee.

In rendering the opinions set forth below, we have assumed further that the execution, issuance, delivery and performance by the Company of the Purchase Contract Agreement, the Indenture, the Purchase Contracts, the Amortizing Notes and the Units, as applicable, will not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, (i) when the Board of Directors of the Company (the “Board”), or a duly authorized committee of the Board, has taken all necessary corporate action to authorize and approve the final pricing terms and issuance of the Units, the Amortizing Notes and the Purchase Contracts, (ii) when the Amended Charter has been duly filed with the Secretary of State for the State of Delaware and (iii) upon payment and delivery of the Units in accordance with the applicable definitive underwriting agreement approved by the Board, or a duly authorized committee of the Board:

(1)    Assuming the due authentication of the Purchase Contracts by the Purchase Contract Agent and the due execution and delivery of the Purchase Contracts by the Purchase Contract Agent as attorney-in-fact for the Holders, the Purchase Contracts will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

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(2)    Assuming due authentication of the Amortizing Notes by the Trustee, the Amortizing Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

(3)    Assuming the due authentication of the Units by the Purchase Contract Agent and the Trustee and the due execution and delivery of the Units by the Purchase Contract Agent as attorney-in-fact for the Holders, the Units will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

(4)     The shares of Common Stock issuable pursuant to the Purchase Contract Agreement and the Purchase Contracts, when issued and delivered in accordance with the Purchase Contract Agreement and the Purchase Contracts, will be validly issued, fully paid and nonassessable.

Our opinions set forth in paragraphs (1), (2) and (3) above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) Section 1.06 of the Purchase Contract Agreement, (B) Section 1.10 of the Base Indenture and (C) Section 13.04 of the First Supplemental Indenture, in each case relating to the separability of provisions of the relevant document.

For purposes of our opinions set forth in paragraphs 1 and 3 above, we assume that any increase in the number of shares of Common Stock deliverable upon settlement in connection with the occurrence of certain events pursuant to the provisions of the Purchase Contract Agreement and any related provisions of the Units or Purchase Contracts represents reasonable compensation for the lost value of the Units or Purchase Contracts, as the case may be, as a result of the occurrence of such event.

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We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP